Exhibit 99.1

Frost Gamma Investments Trust makes strategic investment in Alliqua, Inc.

Capital Will Allow Alliqua to Continue its Development and Commercialization of Its Transdermal Drug Delivery Platform and Other Proprietary Products

NEW YORK, New York — March 2, 2011 — Alliqua, Inc. (OTCBB: ALQA) (FWB: HL1) (“Alliqua”), an advanced biomedical products company focused on the development and manufacturing of a proprietary drug delivery platform, announced the completion of a one million dollar private placement with Frost Gamma Investments Trust, headed by Miami entrepreneur Dr. Phillip Frost.

This investment will allow Alliqua to pursue the further development and commercialization for its transdermal drug delivery platform, and more specifically its pain management patch for the treatment of postherpetic neuralgia ("PHN"). PHN is associated with shingles, which is a rising medical problem in the United States and around the world, as countries continue to struggle with increasingly elderly populations. The investment will also allow Alliqua to continue development of several other proprietary products.

Dr. Phillip Frost stated, "We make this investment with enthusiasm. Alliqua has made considerable progress on the development of its PHN patch, which addresses a large and growing market. Additionally, we are impressed with the development of several other products and its IP portfolio, which has considerable market potential."

Alliqua's Chairman, David Stefansky, stated, "We are very excited to have Dr. Frost as an investor in Alliqua in light of his past accomplishments, as it demonstrates a great endorsement of our future success by one of the world's leading investors. Moreover, given Dr. Frost's knowledge and experience in the bio-medical industry, we believe that Dr. Frost's involvement in the company will be invaluable in helping us maximize shareholder value."

Matt Harriton, the CEO of Alliqua BioMedical, Inc., a wholly owned subsidiary of Alliqua, further stated, "Dr. Frost's investment is an extremely exciting affirmation of our business plan and products, especially in a field in which he has tremendous proven knowledge."

Palladium Capital Advisors, LLC acted as the Placement Agent for this transaction.

Dr. Frost, together with his affiliates, has invested more than $160 million in companies and technologies since 2006. Among his other roles, Dr. Frost is Chairman of Israel-based Teva Pharmaceuticals; Chairman of Ladenburg Thalmann Financial Services, Inc.; Chairman of OPKO Health, Inc.; Chairman of PROLOR Biotech; and, a Director of Continucare Corp.

About Alliqua Inc.

Alliqua, Inc. (OTCBB:ALQA - News) ("Alliqua"), formerly HepaLife Technologies, Inc., is an advanced biomedical products company focused on the development and manufacturing of proprietary technologies in the fields of drug delivery, advanced wound care and liver health preservation. Through its wholly-owned subsidiary, Alliqua BioMedical, Inc., Alliqua intends to develop active ingredient and transdermal drug delivery products, primarily utilizing the proprietary hydrogel technology platform of AquaMed Technologies, Inc. ("AquaMed"), Alliqua's subsidiary.

The Alliqua, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8820

AquaMed manufactures custom hydrogels used for transdermal drug delivery, wound care, medical diagnostics, and cosmetics. These products use proprietary manufacturing technologies which enable AquaMed to produce what is known in the healthcare industry as high water content, electron beam cross-linked aqueous polymer sheet hydrogels. AquaMed believes that it is one of two manufacturers in the world for these gels. Alliqua's third subsidiary, HepaLife Biosystems, Inc., focuses on the development of a cell-based bioartificial liver system, known as HepaMate(TM).

Any statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration.

For additional information, please visit www.alliqua.com and www.aquamedinc.com.

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Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the our control that can make such statements untrue, including, but not limited to, adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, inadequate capital, termination of contracts or agreements, technological obsolescence of our products, technical problems with our research and products, price increases for supplies and components, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists and other specific risks. We currently have no commercial products intended to diagnose, treat, prevent or cure any disease. The statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration. There can be no assurance that further research and development, and /or whether clinical trial results, if any, will validate and support the results of our preliminary research and studies. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that we will be able to develop new products on the basis of our technologies. In addition, other factors that could cause actual results to differ materially are discussed in our Current Report on Form 8-K filed with the SEC on May 17, 2010 and our most recent Form 10-Q and Form 10-K filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Contact:
Alliqua, Inc.
Steven Berger
646-218-1450